Exhibit 99.1

Contact:

William A. Hockett

Exec. VP, Communications

(801) 584-3600

Email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Initiates Phase 2 Clinical Trial of

Azixa in Lung Cancer

- 80% of Lung Cancer Cases Spread to the Brain -

Salt Lake City, August 16, 2007 - Myriad Genetics, Inc. (Nasdaq: MYGN, www.myriad.com), announced today that it has initiated a third Phase 2 human clinical trial of its therapeutic candidate, Azixa™ (MPC-6827), in patients with non-small-cell lung cancer that has spread to the brain. The two previously announced Phase 2 trials are studying primary brain cancer and melanoma that has spread to the brain.

The Phase 2 trial is designed to determine the safety profile of Azixa and to assess the extent of its ability to improve the overall survival of patients with non-small-cell lung cancer that has spread to the brain. The primary endpoint of the trial is a comparison of the overall survival of patients treated with Azixa alone to those treated with temozolomide or the combination of Azixa plus temozolomide. Secondary endpoints include progression-free survival and a quality of life assessment of patients.

The trial is an adaptive, open-label, multiple-dose study in patients with non-small-cell lung cancer that has spread to the brain. Patients will be randomized into one of three treatment arms. The study may enroll up to 150 patients per arm.

"Due to Azixa's demonstrated ability to cross the blood-brain barrier and its activity in drug-resistant tumors, along with the compelling safety data from our Phase 1 trials, we have decided to accelerate the development of Azixa through this additional Phase 2 trial," said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc.

AZIXA™ Phase 1 Study Results Summary

Azixa has completed two Phase 1 clinical trials in a total of 66 patients, one in patients with refractory solid tumors that may also have had brain metastases and the other in patients with known brain metastases. The trials were designed to explore the safety and pharmacokinetics of Azixa and to find the maximum tolerated dose of the compound. In the Phase 1 studies, Azixa appeared to have a biological effect on patients' metastases from many different primary tumors, including non-small-cell lung cancer, which is consistent with the mechanism of the drug candidate. Patients in the studies had typically failed from five to seven previous chemotherapy drugs and were determined by their physicians to be in the terminal stage of the disease, without further approved therapeutic options remaining. Of the 32 patients that received a therapeutic dose of Azixa, 38% responded as determined by tumor shrinkage, stable disease or disruption of the vasculature of the tumor. Two patients with brain metastases were still alive and stable after 15 months of treatment with Azixa.

During the Phase 1 trials, no apparent effect on any laboratory parameter was observed, including no reduction in neutrophils, platelets or hemoglobin. Importantly, there was no evidence of neurotoxicity, peripheral neuropathy or effect on QTc interval. There were a total of 55 serious adverse events in 34 patients in the two studies, however only 4 of these events in 3 different patients were classified as possibly or definitely drug-related. The dose-limiting toxicity was acute coronary syndrome, which was observed in none of the patients at 3.3 mg/m2, one of six patients at 3.9 mg/m2, and in two of six patients at 4.5 mg/m2. The maximum tolerated dose was set at 3.3 mg/m2. There was a transient increase in blood pressure during infusion and for several hours post-infusion.

AZIXA Mode of Action

Azixa has a dual mode of action; in preclinical studies it was shown to act as a vascular disrupting agent (VDA) and a cytotoxin. VDAs kill tumor cells by reducing the blood supply to a tumor. The disruption of the tumor vasculature results in acute ischemia followed by massive tumor cell death. We believe Azixa selectively disrupts tumor vasculature, and not healthy tissue, by inhibiting the formation of microtubules. Tumors require new blood vessels to assure sufficient supply of blood, and new blood vessels rely on microtubules to maintain their structure, whereas mature blood vessels of healthy tissue uses a different structural component, actin filaments, to provide the needed structure.

About Non-Small-Cell Lung Cancer

According to the American Cancer Society, there are expected to be approximately 185,000 Americans diagnosed with non-small-cell lung cancer this year. About 80% of all patients with non-small-cell lung cancer who survive for more than two years, will have brain metastases. This is in part because most anticancer drugs are unable to cross the blood/brain barrier in sufficient concentration to achieve clinical benefit to the patient. The use of such chemotherapeutic agents can transiently weaken the blood-brain barrier and allow systemic disease to be seeded in the brain, leaving the brain susceptible to tumor growth. Once a tumor of non-small-cell lung cancer origin has been found in the brain, median survival is generally reported as just three to six months. There is currently no FDA-approved chemotherapy for metastatic brain cancer.

Azixa™ is a trademark of Myriad Genetics, Inc. in the United States and other countries.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements include statements relating to the initiation, enrollment and successful completion of a third Phase 2 human clinical trial of the Company's therapeutic candidate, Azixa™ (MPC-6827), in patients with non-small-cell lung cancer that has spread to the brain; the design of the trial to determine the safety profile of Azixa and to assess the extent of its ability to improve the overall survival of patients with non-small-cell lung cancer that has spread to the brain; the ability to assess the primary endpoint of the trial which is a comparison of the overall survival of patients treated with Azixa alone to those treated with temozolomide or the combination of Azixa plus temozolomide; the ability to assess the secondary endpoints of the trial which include progression-free survival and a quality of life assessment of patients; the enrollment of patients in the trial of up to 150 patients per arm in three treatment arms; the accelerated development of Azixa through this additional Phase 2 trial based on the demonstrated ability of Azixa to cross the blood-brain barrier, show activity in drug-resistant tumors and compelling safety data from the Company's Phase 1 trials; and the belief that Azixa selectively disrupts tumor vasculature, and not healthy tissue, by inhibiting the formation of microtubules. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2006, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.